UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 22, 2012

WESTERN CAPITAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150
Omaha, Nebraska 68137
(Address of principal executive offices) (Zip Code)

(712) 322-4020
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2012, Western Capital Resources, Inc. (through its wholly owned subsidiary PC Doctors Acquisition, Inc., a Delaware corporation) entered into an Asset Purchase Agreement with PC Doctors, LLC, a Wisconsin limited liability company, Tecguard, LLC, a Wisconsin limited liability company, and Robert Posteluk. PC Doctors is engaged in the business of selling cellular phones, internet service, tablets, computers, accessories and computer services, and Tecguard is engaged in the business of selling protection plans for cellular phones and computers. Mr. Posteluk is the sole owner of PC Doctors and Tecguard, the businesses of which are conducted primarily in the State of Wisconsin.

Under the Asset Purchase Agreement, Western Capital would acquire substantially all of the assets of PC Doctors and Tecguard for a purchase price of $3.20 million (subject to a working capital adjustment), plus potential additional payments aggregating $1.55 million contingent upon the earnings of the buyer subsidiary for the years ended December 31, 2012 and 2013. The Asset Purchase Agreement contains customary representations and warranties respecting the business and assets of PC Doctors and Tecguard, as well as customary indemnification covenants. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to customary conditions, including the completion of a due diligence investigation by Western Capital to its reasonable satisfaction. The Asset Purchase Agreement may be terminated if, among other customary reasons, the closing has not occurred on or prior to July 22, 2013 (or such later date as the parties may agree upon).

Effective June 21, 2012, Western Capital also entered into an Amended and Restated Management and Advisory Agreement with Blackstreet Capital Management, LLC, a Delaware limited liability company. The amended and restated agreement increases the management fee payable to Blackstreet to the greater of (i) $330,750 per year (subject to annual increases of five percent) or (ii) five percent of Western Capital’s EBITDA. The amended and restated agreement also requires Western Capital to pay Blackstreet a fee in an amount equal to two percent of the gross proceeds of any debt or equity financing, and a fee in an amount equal to $400,000 (plus a $60,000 increase in the management fee payable under the agreement) upon the closing of an acquisition in consideration for Blackstreet’s referral to Western Capital of such acquisition opportunity and assistance in the performance of due diligence services relating thereto. Western Capital will not, however, be obligated to accept and pursue any acquisition referrals made by Blackstreet. In addition, Western Capital’s proposed rights offering will not be subject to the financing fee contemplated by the amended and restated agreement. Finally, the amended and restated agreement provides that a termination fee will be paid to Blackstreet, in the amount described in the agreement, in the event that Western Capital terminates the agreement in connection with a sale of all or substantially all of the assets of Western Capital to, or any merger or other transaction with, with an unaffiliated entity, which transaction results in the holders of a majority of the stock of Western Capital immediately prior to such transaction owning less than 50% of the stock of Western Capital (or any successor entity) after giving effect to the transaction.

Item 8.01 Other Events.

On June 22, 2012, Western Capital entered into a non-binding term sheet with WCR, LLC, a Delaware limited liability company and the controlling shareholder of the company, for the provision of a short-term loan the proceeds of which would be used to satisfy Western Capital’s financial obligations at the closing of the transaction with PC Doctors, LLC, Tecguard, LLC and Robert Posteluk described in Item 1.01 of this report. Western Capital’s ability to fulfill its obligations at the closing of such transaction depends upon its ability to secure this or other available financing through the completion of definitive documentation. The non-binding term sheet outlines the material terms of the lending arrangement proposed by the parties, including a loan of up to $3.5 million in principal amount, accruing interest at the rate of 11% per annum, payable on the six-month anniversary of the loan, with a $25,000 commitment fee payable upon execution of definitive documentation. The loan would be secured by a security interest in all of the assets of Western Capital (subordinate to the rights of River City Equity, Inc.), and involve no financial covenants or prepayment penalties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN CAPITAL RESOURCES, INC.:
(Registrant)

Date: June 27, 2012	By:	/s/ John Quandahl
John Quandahl, Chief Executive Officer